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                                    Exhibit 10.2


     On September 29, 1998, the Board of Directors of Richey Electronics, Inc., approved, subject to certain conditions, termination of the Service and Management Agreement dated December 18, 1990 by and among RicheyImpact Electronics, Inc., Palisades Associates, Inc. and Saunders Capital Group, Inc., as assumed and amended pursuant to the Agreement to Assume and Amend the Service and Management Agreement among Brajdas Corporation, Palisades Associates, Inc. and Saunders Capital Group, Inc. dated as of April 6, and as modified pursuant to the Modification Agreement among the Richey Electronics, Inc, Palisades Associates, Inc. and Saunders Capital Group, Inc. dated as of January 2, 1995, and the Modification Agreement by and between Richey Electronics, Inc. and Palisades Associates, Inc. dated as of February 21, 1995, and the acceleration of all remaining payments thereunder to the date of termination.

     This arrangement is not set forth in any formal document but is summarized in the minutes of the September 29, 1998 meeting of the Board of Directors, which in relevant part provides:

          The Board then discussed the termination of the Corporation's service contract with Palisades Associates, Inc. Thereupon, after full discussion and upon motion made by Mr. Blumenthal and seconded by Mr. Zimmerman, the following resolution was unanimously adopted, Mr. Rosenbaum abstaining, pursuant to a roll call taken by Mr. Berger:

          RESOLVED, that the Board of Directors hereby approves, subject to the execution and delivery of the Merger Agreement and the Corporation's stockholders' approval of the transactions contemplated thereby, the termination of the Service and Management Agreement between Palisades Associates, Inc., Saunders Capital Group, Inc. and RI Acquisition Corp., dated as of December 18, 1990, as assumed by the Corporation and amended, and the acceleration of all remaining payments thereunder to the date of termination.